[GROSS KLEINHENDLER HODAK HALEVY GREENBERG & CO. LETTERHEAD]


                                                       Tel Aviv,  August 3, 2004
                                                       Our ref:    10479/2001

To the Board of Directors
Syneron Medical Ltd.
Industrial Zone
Yokneam Illit, 20692
P.O. Box 550
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Syneron Medical Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with the Company's Registration Statement on Form F-1 (the "Registration Statement") ") and the prospectus included therein (the "Prospectus"). The Registration Statement relates to the registration of the offer and sale under the Securities Act of 1933, as amended (the "1933 Act") of Ordinary Shares, par value NIS 0.01 each, of the Company (the "Ordinary Shares"). Any defined term used and not defined herein has the meaning given to it in the Prospectus.

For purposes of the opinion set forth below, we have, with the consent the Company, relied upon the accuracy of the Registration Statement and the Prospectus.

This opinion is being  furnished to you in accordance  with the  requirements of
Item 601(b)(8) of Regulation S-K under the 1933 Act.

Based upon and subject to the foregoing, and based upon applicable laws and regulations, treaties, judicial decisions, and rulings of the Israeli Income Tax Authority, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption "Israeli Taxation" is an accurate summary of the material Israeli income tax consequences to U.S. Holders of the acquisition, ownership and disposition of the Ordinary Shares under currently applicable Israeli law. We adopt such discussion as our opinion.

Our opinion is based on current Israeli income tax law and administrative practice, and we do not undertake to advise you as to any future changes in Israeli income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Income Tax Authority and there can be no assurance that contrary positions may not be asserted by the Income Tax Authority.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us in the Prospectus. In giving this consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder. We are attorneys admitted to practice in the State of Israel and we do not express any opinion on the law of any jurisdiction other than the laws of the State of Israel.

Very truly yours,



/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.